UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2016

MERIDIAN WASTE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12540 Broadwell Road, Suite 2104
Milton, GA 30004
 (Address of principal executive offices)

(678) 871-7457
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2016, Meridian Waste Solutions, Inc. (the “Company”) completed the second closing (the “Second Closing”) of a private placement offering to accredited investors (the “Offering”) of up to $1,600,000 of the Company’s restricted common stock, par value $0.025 per share (the “Common Stock”).

In connection with the Second Closing, the Company entered into definitive subscription agreements (the “Subscription Agreements”) with four (4) accredited investors (the “Investors”), two of whom participated in the first closing of the Offering, and issued an aggregate of 625,001 shares of Common Stock for aggregate gross proceeds to the Company of $700,000. Up to an additional $400,000 of Common Stock may be purchased by future investors under the Offering.

The Company utilized the services of a FINRA registered placement agent for the Offering. In connection with the Second Closing, the Company will pay such placement agent an aggregate cash fee of $43,750 and will issue to such placement agent or its designees 10,937 shares of Common Stock. The net proceeds to the Company from the Second Closing, after deducting the forgoing fees and other Offering expenses, are expected to be approximately $657,250.

The Company intends to use the proceeds of the placement for capital expenditures. The closing occurred following the satisfaction of customary closing conditions.

The Subscription Agreements provide that the Company shall issue additional shares of Common Stock in the event that, prior to the first anniversary of the Subscription Agreement, such Investor sells all of the Common Stock purchased under the Subscription Agreement and receives less than the full amount of the purchase price paid under the Subscription Agreement, and the Subscription Agreements contain typical representations and warranties.

The representations and warranties contained in the Subscription Agreements were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Subscription Agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements, and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and their agreements.

The above description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the full text of such document, the form of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2016 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The securities issued pursuant to the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the following exhibit index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Form of Subscription Agreement, as filed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN WASTE SOLUTIONS, INC.

Date: April 4, 2016	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer